UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   January 31, 2014

INTERNATIONAL RECTIFIER CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	95-1528961
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

101 N. Sepulveda Blvd., El Segundo, California 90245

(Address of Principal Executive Offices) (Zip Code)

(310) 726-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e).   Compensatory Arrangements of Certain Officers.

On June 27, 2013, the Compensation Committee (“Compensation Committee”) of the Board of Directors of International Rectifier Corporation (the “Company”) established a short-term cash incentive program (the “Program”) for the Company’s 2014 fiscal year, pursuant to which each of the following named executive officers of the Company (“Named Officers”) is eligible to participate:  President and Chief Executive Officer, Oleg Khaykin; Executive Vice President and Chief Financial Officer, Ilan Daskal; Executive Vice President and Chief Operations Officer, Gary Tanner; Executive Vice President GaN Technologies, Michael Barrow; and Senior Vice President, Global Sales, Adam White.  The Program is described more fully in Item 5.02(e)(B) of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 28, 2013 (the “June 28, 2013 8-K”), which description in respect of the Named Officers is incorporated herein by reference.

On January 31, 2014, the Compensation Committee established the performance goals applicable to each Named Officer’s eligible bonus opportunity under the Program for the last two quarters of the Company’s 2014 fiscal year  (“Second Half Period”).  For the Named Officers, the Compensation Committee established a mix of corporate goals based upon (i) the Company’s level of achievement of certain revenue and gross margin targets, and (ii) expense levels or functional achievements based on the participant’s functions and areas of responsibility, in each case excluding extraordinary and one-time items.  As was the case for the first two quarters of fiscal year 2014, the goals for the Second Half Period were allocated as follows:

	Portion of Bonus Opportunity by Type of Goal
Named Officer	Company Revenue	Company Gross Margin	Functional Expense Levels	Functional Goals
Oleg Khaykin	40%	40%	20%	N/A
Ilan Daskal	40%	40%	20%	N/A
Gary Tanner	40%	40%	N/A	20%
Michael Barrow	20%	20%	N/A	60%
Adam White	50%	30%	20%	N/A

The Company must additionally achieve a threshold performance level of revenue or gross margin as a condition to any incentive bonus in the case of any functional goals for Mr. Tanner or Mr. Barrow.  The Program remains otherwise as set forth in the June 28, 2013 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 6, 2014	INTERNATIONAL RECTIFIER CORPORATION

	By:	/s/ Timothy E. Bixler
Name: Timothy E. Bixler
Title: Vice President, General Counsel & Secretary